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                                                               Exhibit 3.4

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                          ACCELGRAPHICS GRAPHICS, INC.



         The following Amended and Restated Certificate of Incorporation of AccelGraphics, Inc. amends and restates the provisions of and supersedes the Certificate of Incorporation filed with the Secretary of State of the State of Delaware on January 28, 1997 in its entirety.

                                   ARTICLE I

     The name of the corporation is AccelGraphics, Inc. (the "Corporation").



                                   ARTICLE II

     The address of the corporation's registered office in the State of Delaware is Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805. The name of its registered agent at such address is Corporation Service Company.



                                  ARTICLE III

     The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.



                                   ARTICLE IV



         Upon the effective date of the filing of the Amended and Restated Certificate of Incorporation, every two shares of this Corporation's outstanding Common Stock and Preferred Stock shall be converted and reconstituted into one share of the like class and series of the Corporation's capital stock from which such shares were converted (the "Stock Split"). In lieu of the issuance of fractional shares, the Corporation shall pay to the holder thereof in cash an amount equal to the fraction of a share to which such holder is entitled multipled by the fair market value of such share, as determined by the Corporation's Board of Directors. All share amounts and amounts per share set forth in the Amended and Restated Certificate of Incorporation have been appropriately adjusted to reflect the Stock Split. No further adjustment of any Dividend Preference, Liquidation Preference, Conversion Price, Redemption Price, or Protective Provisions pursuant to Sections 1, 2, 3, 4, or 6 respectively, of Part B of this Article IV shall be made as a result of the Stock Split.





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         (A)     Classes of Stock.  The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock". The total number of shares which the Corporation is authorized to issue is Sixty Million (60,000,000) shares. The number of shares of Common Stock authorized to be issued is Fifty Million (50,000,000), par value $.001 per share, and the number of shares of Preferred Stock authorized to be issued is Ten Million (10,000,000), par value $.001 per share.

         (B) Rights, Preferences, Privileges and Restrictions of Preferred Stock. The Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in series. The rights, preferences, privileges and restrictions granted to and imposed on the Series A Preferred Stock, which series shall consist of Three Million Four Hundred Seventy-Seven Thousand (3,477,000) shares, the Series A-1 Preferred Stock, which series shall consist of Three Million Four Hundred Seventy-Seven Thousand (3,477,000) shares, the Series B Preferred Stock, which series shall consist of One Million One Hundred Thousand (1,100,000) shares, and the Series B-1 Preferred Stock, which series shall consist of One Million One Hundred Thousand (1,100,000) shares are as set forth below in this Part (B) of Article IV.

                 Except as to the Series A, Series A-1, Series B and Series B-1 Preferred Stock and except as otherwise provided in this Certificate of Incorporation, the Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued additional series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them. The Board of Directors, except as otherwise provided in this Certificate of Incorporation, is also authorized to decrease the number of shares of any series, subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                 1. Dividend Provisions. The holders of shares of Series A, Series A-1, Series B, and Series B-1 Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock of the Corporation, at the rate of $0.16666667 per share for each share of Series A and Series A-1 Preferred Stock, and $0.30 per share for each share of Series B and Series B-1 Preferred Stock, (adjusted to reflect subsequent stock dividends, stock splits or recapitalizations) per annum or, if greater (as determined on an as-converted basis), an amount equal to that paid on any other outstanding shares of the Corporation whenever funds are legally available therefor, payable quarterly when, as and if declared by the Board of Directors. Such dividends shall not be cumulative.





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                 2.       Liquidation Preference.

                          (a)     In the event of any liquidation, dissolution
or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A, Series A-1, Series B, and Series B-1 Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock, by reason of their ownership thereof, an amount per share equal to $1.66666667 for each outstanding share of Series A and Series A-1 Preferred Stock, respectively, (as adjusted for stock splits, stock dividends and recapitalizations ) (the "Original Series A and Series A-1 Issue Price"), and $3.00 for each outstanding share of Series B and Series B-1 Preferred Stock ( as adjusted for stock splits, stock dividends and recapitalizations) (the "Original Series B and Series B-1 Issue Price"), plus an amount equal to declared but unpaid dividends thereon. If, upon the occurrence of such an event, the assets and property thus distributed among the holders of the Series A, Series A-1, Series B and Series B-1 Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amount, then the assets and property of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A, Series A-1, Series B and Series B-1 Preferred Stock in proportion to the aggregate preferential amounts owed such holders upon a liquidation, dissolution or winding up of the Corporation.

                          (b)     After the distributions described in
subsections (a) above have been paid in full, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of Series A, Series A-1, Series B, and Series B-1 Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such Preferred Stock).

                          (c)     For purposes of this Section 2, (i) any
acquisition of the Corporation by means of merger or other form of corporate reorganization in which the stockholders of the Corporation do not own a majority of the outstanding shares of the surviving corporation or (ii) a sale of all or substantially all of the assets of the Corporation shall be treated as a liquidation, dissolution or winding up of the Corporation and shall entitle the holders of Preferred Stock and Common Stock to receive at the closing cash, securities or other property as specified in Sections 2(a) and 2(b) above; provided that in connection with the distribution of assets contemplated by this subsection (c) the holders of Series A and Series A-1 Preferred Stock only shall be entitled to receive a total of $6.66666667 per share (which amount includes the Original Series A and Series A-1 Issue Price) and the holders of Series B and Series B-1 Preferred Stock only shall be entitled to receive a total of $12.00 per share (which amount includes the Original Series B and Series B-1 Issue Price), and if there are any remaining proceeds such remaining proceeds shall be distributed, among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each such stockholder.





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                          (d)     Any securities to be delivered to the holders
of the Preferred Stock and/or Common Stock pursuant to Section 2(c) above shall be valued as follows:

                                  (i)      Securities not subject to investment
letter or other similar restrictions on free marketability:

                                        (A)     If traded on a national
securities exchange or the Nasdaq Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three (3) days prior to the closing;

                                        (B)     If actively traded
over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to the closing; and

                                        (C)     If there is no active public
market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

                                  (ii)     The method of valuation of
securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in (i)(A), (B) or (C) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

                          (e)     In the event the requirements of subsection
2(c) are not complied with, the Corporation shall forthwith either:

                                  (i)      cause such closing to be postponed
until such time as the requirements of Section 2(c) have been complied with, or

                                  (ii)     cancel such transaction, in which
event the rights, preferences, privileges and restrictions of the holders of Preferred Stock shall revert to and be the same as such rights, preferences, privileges and restrictions existing immediately prior to the date of the first notice referred to in Section 2(f) hereof.

                          (f)     The Corporation shall give each holder of
record of Preferred Stock written notice of such a Section 2(c) transaction not later than ten (10) days prior to the stockholders' meeting called to approve such transaction, or ten (10) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than ten (10) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days





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after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of a majority of the Series A, Series A-1, Series B and Series B-1 Preferred Stock then outstanding.

                 3. Conversion. The holders of the Series A, Series A-1, Series B and Series B-1 Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                          (a)     Right to Convert.  Each share of Series A,
Series A-1, Series Band Series B-1 Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series A, Series A-1, Series B, and Series B-1 Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $1.66666667 for each share of Series A and Series A-1 Preferred Stock, $3.00 for each share of Series B and Series B-1 Preferred Stock by the Conversion Price at the time in effect for such shares. The initial "Conversion Price" for each share of Series A and Series A-1 Preferred Stock shall be $1.66666667 per share, for each share of Series B and Series B-1 Preferred Stock shall be $3.00 per share; provided, however, in either case, that such Conversion Prices shall be subject to adjustment as set forth below.

                          (b)     Automatic Conversion.

                                  (i)      Each share of Series A, Series A-1,
Series B, and Series B-1 Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such series of Preferred Stock immediately upon the consummation of the Corporation's sale of its Common Stock in a bona fide, firm commitment underwriting pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended, which results in aggregate gross cash proceeds to the Corporation in excess of $7,500,000 and the public offering price of which is not less than $7.00 per share (adjusted to reflect subsequent stock dividends, stock splits or recapitalization).

                                  (ii)     Conversion Into Series A-1 and Series
B-1 Preferred.

                                        (A)     Each share of Series A
Preferred Stock held by a Non-Participating Investor who does not purchase such holder's full Pro Rata Share of New Securities in a Series A Dilutive Issuance, in accordance with the procedures set forth in Section 3(b)(ii)(C) hereof, shall automatically be converted into a share of Series A-1 Preferred Stock at a conversion rate of one fully paid and nonassessable share of Series A-1 Preferred Stock for each share of Series A Preferred Stock held by such holder. Each share of Series B Preferred Stock held by a Non-Participating Investor who does not purchase such holder's full Pro Rata Share of New Securities in a Series B Dilutive Issuance, in accordance with the procedures set forth in Section 3(b)(ii)(C)





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hereof, shall automatically be converted into a share of  Series B-1 Preferred
Stock at a conversion rate of one fully paid and nonassessable share of Series B-1 Preferred Stock for each share of Series B Preferred Stock held by such holder.

                                  (B)     For purposes of this Section 3(b)(ii),
the following definitions shall apply:

                                        (1)      "New Securities" shall mean
any Additional Stock of Common Stock, as such term is defined in Section 3(d)(ii) below, sold in any financing transaction after the Initial Purchase Date (as defined in Section 3(d)(i)(A) below).

                                        (2)      "Pro Rata Share" shall mean
the ratio of (X) the sum of the number of shares of Common Stock issuable upon the conversion of the particular series of Preferred Stock held by a holder of such series of Preferred Stock to (Y) the sum of the total number of shares of Common Stock outstanding (assuming conversion of all of the outstanding shares of Preferred Stock of the Corporation).

                                        (3)      "Participating Investor" shall
mean any holder of Series A Preferred Stock that agrees to purchase at least its Pro Rata Share of a Series A Dilutive Issuance or a holder of Series B Preferred Stock that agrees to purchase at least its Pro Rata share of a Series B Dilutive Issuance, in each case pursuant to Section 3(b)(ii)(C) hereof.

                                        (4)      "Non-Participating Investor"
shall mean any holder of Series A Preferred Stock or Series B Preferred Stock that is not a Participating Investor.

                                        (5)      "Series A Dilutive Issuance"
shall mean an issuance of New Securities for a consideration per share less than the Conversion Price of the Series A Preferred Stock in effect on the date of and immediately prior to such issue.

                                        (6)      "Series B Dilutive Issuance"
shall mean an issuance of New Securities for a consideration per share less than the Conversion Price of the Series B Preferred Stock in effect on the date of and immediately prior to such issue.

                                  (C)     In the event that the Corporation
shall propose to undertake a Series A Dilutive Issuance or Series B Dilutive Issuance, it shall give each holder of the particular series of Preferred Stock, as appropriate, a written notice (the "Pay- to-Play Notice") of its intention to sell New Securities at least thirty (30) days prior to the anticipated date of first sale of such New Securities (the "New Securities Closing Date"). The Pay-to-Play Notice shall describe the type of New Securities, the price of such New Securities and the general terms upon which the Corporation proposes





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to issue such New Securities.  Each holder of such series of Preferred Stock shall have a right to purchase its Pro Rata Share of such New Securities (a "Purchase Right"), which Purchase Right shall expire fifteen (15) days prior to the New Securities Closing Date. Each holder of such series of Preferred Stock shall be entitled to exercise its Purchase Right by providing written notice to the Corporation that such holder agrees to become a Participating Investor in accordance with the terms specified in the Pay-to-Play Notice. Any holder of the particular series of Preferred Stock (in the event of a Series A Dilutive Issuance or Series B Dilutive Issuance, as appropriate) who fails to provide such written notice to the Corporation prior to the expiration of such holder's Purchase Right shall be deemed to be a Non-Participating Investor.

                                        (D)     Upon the conversion of Series A
or Series B Preferred Stock into Series A-1 or Series B-1 Preferred Stock held by a Non-Participating Investor as set forth herein, such shares of Series A or Series B Preferred Stock shall no longer be outstanding on the books of the Corporation and the Non-Participating Investor shall be treated for all purposes as the record holder of shares of Series A-1 Preferred Stock or Series B-1 Preferred Stock, as appropriate, as of the date of closing of the applicable Series A Dilutive Issuance or Series B Dilutive Issuance.

                          (c)     Mechanics of Conversion.  Before any holder
of Series A, Series A -1, Series B, and Series B-1 Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such series of Preferred Stock, and shall give written notice by mail, postage prepaid, to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, as amended, the conversion will be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, unless otherwise designated in writing by the holders of such Preferred Stock, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.







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                          (d)     Conversion Price Adjustments of Preferred
Stock.

                                  (i)      (A)     If the Corporation, at any
time or from time to time after the date of the first issuance of Series A Preferred Stock (the "Series A Initial Purchase Date"), the first issuance of Series B Preferred Stock (the "Series B Initial Purchase Date"), shall issue any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for the Series A Preferred Stock or Series B Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for the Series A and/or the Series B Preferred Stock in effect immediately prior to each such issuance shall forthwith be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of shares of Additional Stock so issued would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of such shares of Additional Stock so issued; provided that for the purposes of this subsection, all shares of Common Stock issuable upon conversion of outstanding Preferred Stock shall be deemed to be outstanding, and immediately after any Additional Stock is deemed issued, such Additional Stock shall be deemed to be outstanding.

                                        (B)     No adjustment of the Conversion
Price for the Series A or Series B Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections 3(d)(i)(E)(3) and 3(d)(i)(E)(4) below, no adjustment of such Conversion Price pursuant to this subsection 3(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

                                        (C)     In the case of the issuance of
Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                                        (D)     In the case of the issuance of
the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.





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                                  (E)     In the case of the issuance, whether
before, on or after the Series A Initial Purchase Date or the Series B Initial Purchase Date of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities (which are not excluded from the definition of Additional Stock), the following provisions shall apply:

                                        (1)      The aggregate maximum number
of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 3(d)(i)(C) and 3(d)(i)(D) above), if any, received by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby.

                                        (2)      The aggregate maximum number
of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 3(d)(i)(C) and 3(d)(i)(D) above).

                                        (3)      In the event of any change in
the number of shares of Common Stock deliverable or any increase in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the Series A or Series B Preferred Stock obtained with respect to the adjustment which was made upon the issuance of such options, rights or securities, and any subsequent adjustments based thereon, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                                        (4)      Upon the expiration of any
such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series A or Series B Preferred Stock obtained with respect to





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the adjustment which was made upon the issuance of such options, rights or securities or options or rights related to such securities, and any subsequent adjustments based thereon, shall be recomputed to reflect the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities. Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities shall continue to be deemed to be issued.

                                                (5)      All Common Stock deemed
issued pursuant to this subsection 3(d)(i)(E) shall be considered issued only at the time of its deemed issuance and any actual issuance of such stock shall not be an actual issuance or a deemed issuance of the Corporation's Common Stock under the provisions of this Section 3.

                                        (F)     No adjustment of the Conversion
Price for the Series A-1 or Series B-1 Preferred Stock shall be made upon the issuance of any Additional Stock without consideration or for consideration per share less than the Conversion Price of the Series A-1 or Series B-1 Preferred Stock in effect immediately prior to the issuance of such Additional Stock.



                                  (ii)     "Additional Stock" shall mean any
shares of Common Stock issued (or deemed to have been issued pursuant to subsection 3(d)(i)(E)) by the Corporation on or after the Series A Initial Purchase Date or Series B Initial Purchase Date Initial Purchase Date other than shares of Common Stock issued or issuable

                                        (A)     pursuant to a transaction
described in subsection 3(d)(iii) below,

                                        (B)     up to 3,3000,000 shares of
Common Stock (as adjusted for stock splits, stock dividends and recapitalizations) to officers, directors, employees and consultants of the Corporation directly or pursuant to benefit plans approved by the stockholders and directors of the Corporation,

                                        (C)     in connection with capital
equipment leases, commercial debt financing, technology acquisitions and other comparable transactions approved by the Board of Directors, or

                                        (D)     upon conversion of the Series
A, Series A-1, Series B or  Series B-1 Preferred Stock.





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                                  (iii)    In the event the Corporation should
at any time or from time to time after the Series A Initial Purchase Date or Series B Initial Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of each series of Series A, Series A-1, Series B and Series B-1 Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of outstanding shares determined in accordance with subsection 3(d)(i)(E).

                                  (iv)     If the number of shares of Common
Stock outstanding at any time after the Series A Initial Purchase Date or Series B Initial Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for each series of Series A, Series A-1, Series B and Series B-1 Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

                          (e)     Other Distributions.  In the event the
Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 3(d)(iii), then, in each such case for the purpose of this subsection 3(e), the holders of Series A, Series A-1, Series B and Series B-1 Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series A, Series A-1, Series B and Series B-1 Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

                          (f)     Recapitalizations.  If at any time or from
time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in Section 2 or this Section 3) provision shall be made so that the holders of each series of Series A, Series A-1, Series B and Series B-1 Preferred Stock shall thereafter be entitled to receive upon conversion of such series of Series A, Series A-1, Series B and Series B-1 Preferred Stock the number of shares of stock or other securities or property of the Company or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled





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on such recapitalization.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of each series of Series A, Series A-1, Series B and Series B-1 Preferred Stock after the recapitalization to the end that the provisions of this Section 3 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of such series of Series A, Series A-1, Series B, and Series B-1 Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

                          (g)     No Impairment.  The Corporation will not, by
amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of each series of Series A, Series A-1, Series B and Series B-1 Preferred Stock against impairment.

                          (h)     No Fractional Shares and Certificate as to
Adjustments.

                                  (i)      No fractional shares shall be issued
upon conversion of the Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                                  (ii)     Upon the occurrence of each
adjustment or readjustment of any Conversion Price of any series of Preferred Stock pursuant to this Section 3, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such series of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such series of Preferred Stock.

                          (i)     Notices of Record Date.  In the event of any
taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

                          (j)     Reservation of Stock Issuable Upon
Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

                                  The Corporation shall at all times reserve
and keep available out of its authorized but unissued shares of Series A-1 and Series B-1 Preferred Stock solely for the purpose of effecting the conversion of the shares of Series A and Series B Preferred Stock, respectively, such number of its shares of Series A-1 and Series B-1 Preferred Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A and Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Series A-1 and Series B-1 Preferred Stock shall not be sufficient to effect the conversion of all then outstanding shares of such Series A and Series B Preferred Stock, respectively, in addition to such other remedies as shall be available to the holder of such Series A and/or Series B Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Series A-1 and/or Series B-1 Preferred Stock to such number of shares as shall be sufficient for such purposes.

                          (k)     Notices.  Any notice required by the
provisions of this Section 3 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

                 4.       Redemption Rights.

                          (a)     Redemption.  On or at any time after the
sixth anniversary of the Series A Initial Purchase Date for the Series A or Series A-1 Preferred Stock or the Series B Initial Purchase Date for the Series B or Series B-1 Preferred Stock the Corporation may redeem all or a portion of the then outstanding shares of each series of Preferred Stock at the Original Series A and Series A-1 Issue Price plus declared and unpaid dividends, the Original Series B and Series B-1 Issue Price plus declared and unpaid dividends, respectively, (the "Redemption Price"). In the event the Corporation determines to redeem a portion of the outstanding shares of a particular series of Preferred Stock, the Corporation shall effect such redemption pro rata according to the number of shares held by each holder thereof. In addition, on or at any time after the sixth anniversary of the Series A Initial Purchase Date for the Series A or Series A-1 Preferred Stock or on or after the sixth anniversary of the Series B Initial Purchase Date for the Series B or Series B-1 Preferred Stock at the option of and upon the written request of the holders of not less than sixty percent (60%) of the respective series of Preferred Stock then outstanding and at such dates as such holders may so elect (the "Redemption Date"), the Corporation shall redeem one-third of the outstanding shares of the respective series of Preferred Stock that are requested to be redeemed (or any lesser percentage as such holders shall elect) per year until all of such shares of Preferred Stock that are requested to be redeemed are redeemed by paying therefor in cash the Redemption Price. In the event that the Corporation is unable on any Redemption Date to effect the redemption of all such series of Preferred Stock for which redemption is so requested pursuant to this Section 4(a), the Corporation shall effect such redemption pro rata according to the number of shares held by each requesting holder thereof. Notwithstanding the foregoing, however, holders of each series of Preferred Stock shall be entitled to request redemption only one time per calendar year.

                          (b)     Notice for Company Initiated Redemption.
With respect to a redemption of Preferred Stock initiated by the Corporation, at least 30 days' previous written notice by certified or registered mail, postage prepaid, shall be given to the holders of record of the Preferred Stock to be redeemed, such notice to be addressed to each such stockholder at the address of such holder given to the Corporation for the purpose of notice, or if no such address appears or is so given, at the place where the principal office of the Corporation is located. Such notice shall state the Redemption Date, the Redemption Price, the then current Conversion Rate and the date of termination of the right to convert (which date shall not be earlier than thirty (30) days and not later than sixty (60) days after the above written notice by mail has been given) and shall call upon such holder to surrender to the Corporation on said date at the place designated in the notice such holder's certificate or certificates representing the shares to be redeemed.
On or after the Redemption Date stated in such notice, the holder of each share of Preferred Stock called for redemption shall surrender the certificate evidencing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the Redemption Price for the series of Preferred Stock surrendered. If less than all the shares represented by any such surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. If such notice of redemption shall have been duly given, and if on the Redemption Date funds necessary for the redemption shall be available therefor, then, as to any certificates evidencing any Preferred Stock so called for redemption and not surrendered, all rights of the holders of such shares so called for redemption and not surrendered shall cease with respect to such shares, except only the right of the holders to receive the Redemption Price for such series of Preferred Stock which they hold, without interest, upon surrender of their certificates therefor.

                          (c)     Notice for Holder Initiated Redemption.



                                  (i)      With respect to a redemption
initiated by the holders of Preferred Stock, at least 30 but no more than 60 days prior to the Redemption Date of the Series A, Series A-1, Series B and Series B-1 Preferred Stock, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series A, Series A-1, Series B, or Series B-1 to be redeemed, at the address last shown on the records of the Corporation for such holder or given by the holder to the Corporation for the purpose of notice, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price, the place at which payment may be obtained and the date on which such holder's Conversion Rights (as previously defined) as to such shares terminate and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, the certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). Except as provided in Section (4)(c)(ii) below, on or after the Redemption Date, each holder of Series A, Series A-1, Series B or Series B-1 Preferred Stock to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                                  (ii)     From and after the Redemption Date,
unless there shall have been a default in payment of the Redemption Price, all dividends on the Series A, Series A-1, Series B, or Series B-1 Preferred Stock designated for redemption in the Redemption Notice shall cease to accrue, all rights of the holders of such shares (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Series A, Series A-1, Series B, and Series B-1 Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Series A, Series A-1, Series B or Series B-1 Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares in accordance with the provisions of Section (6)(c) hereof. The shares of Series A, Series A-1, Series B and Series B-1 Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Company are legally available for the redemption of shares of Series A, Series A-1, Series B and Series B-1 Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Company has become obligated to redeem on any Redemption Date but which it has not redeemed.

                          (d)     Trust Fund.  On or prior to any Redemption
Date, the Corporation shall deposit, with any bank or trust company in the State of Delaware, as a trust fund, a sum sufficient to redeem, on the Redemption Date thereof, the shares called for redemption, with irrevocable instructions and authority to the bank or trust company to give the notice of redemption thereof (or to complete the giving of such notice if theretofore commenced) and to pay, on or after the Redemption Date or prior hereto, the Redemption Price of the shares to their respective holders upon the surrender of their share certificates, then from and after the date of the deposit (although prior to the Redemption Date), the shares so called shall be redeemed. The deposit shall constitute full payment of the shares to their holders and from and after the date of the deposit the shares shall no longer be outstanding, and the holders thereof shall cease to be stockholders with respect to such shares, and shall have no rights with respect thereto except the right to notice pursuant to paragraph (b) above and to receive from the bank or trust company payment of the Redemption Price for the Preferred Stock which they hold, without interest, upon the surrender of their certificates therefor and the right to convert said shares as provided herein at any time up to but not after the close of business on the fifth day prior to the Redemption Date of such shares (which date will not be earlier than thirty (30) days after the written notice of redemption has been mailed to holders of record of the Preferred Stock called for redemption). Any monies so deposited on account of the Redemption Price of Preferred Stock converted subsequent to the making of such deposit shall be repaid to the Corporation forthwith upon the conversion of such Preferred Stock. Any interest accrued on any funds so deposited shall be the property of, and paid to, the Corporation. If the holders of Preferred Stock so called for redemption shall not, at the end of six (6) years from the Redemption Date thereof, have claimed any funds so deposited, such bank or trust company shall thereupon pay over to the Corporation such unclaimed funds, and such bank or trust company shall thereafter be relieved of all responsibility in respect thereof to such holders and such holders shall look only to the Corporation for payment of the Redemption Price for the Preferred Stock which they hold.

                 5. Voting Rights. The holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.

                 6. Protective Provisions. So long as at least 450,000 shares of Series A, Series A-1, Series B, and Series B-1 Preferred Stock (as adjusted for stock splits, stock dividends or recapitalizations) are outstanding and have not been converted into Common Stock, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Preferred Stock, voting together as one class except where otherwise required by law:

                          (a)     amend or repeal any provision of the
Corporation's Certificate of Incorporation or Bylaws if such action would alter or change the designations, preferences and relative, participating, optional and other special rights, or the restrictions provided for the benefit of the Preferred Stock;

                          (b)     authorize a merger, sale of all or
substantially all the assets, consolidation, recapitalization or reorganization of the Corporation;

                          (c)     authorize or issue shares of any class of
stock having a preference over, or being on a parity with, the Preferred Stock with respect to dividends or assets;

                          (d)     pay or declare any dividend on shares of
Common Stock if current dividends on Preferred remain unpaid, except dividends solely in Common Stock; or

                          (e)     any repurchase or other acquisition by the
Corporation of its own shares.

                 7. Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 3 hereof or redeemed pursuant to Section 4 hereof, the shares so converted or redeemed shall be canceled and shall not be issuable by the Corporation, and the Certificate of Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock.

          (C)    Common Stock.

                 1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

                 2. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 2 of Part (B) of this Article IV.

                 3.       Redemption.  The Common Stock is not redeemable.

                 4. Voting Rights. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

                                   ARTICLE V

     The Board of Directors of the corporation is expressly authorized to make, alter or repeal Bylaws of the corporation, but the stockholders may make additional Bylaws and may alter or repeal any Bylaw whether adopted by them or otherwise.

                                   ARTICLE VI

     Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the corporation.

                                  ARTICLE VII

     (A) To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

     (B) The corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the corporation or any predecessor of the corporation, or serves or served at any other enterprise as a director, officer or employee at the request of the corporation or any predecessor to the corporation.

     (C) Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this corporation's Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                  ARTICLE VIII

     The corporation is to have perpetual existence.


                                   ARTICLE IX

     The number of directors which will constitute the whole Board of Directors of the corporation shall be designated in the Bylaws of the corporation.

                                   ARTICLE X

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the corporation may be kept (subject to any statutory provision) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors in the Bylaws of the corporation.

                                   ARTICLE XI

         "Exempt from Section 2115 of the California Corporations Code" as used in this Amended and Restated Certificate of Incorporation shall mean such time when the corporation has outstanding securities listed on the New York Stock Exchange or the American Stock Exchange or has outstanding securities designated as qualified for trading as a national market security on the National Association of Securities Dealers Automatic Quotation System (or such successor national market system) and when the corporation has at least 800 holders of its equity securities. For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation, its directors and its stockholders or any class thereof, as the case may be, it is further provided that, effective on the record date of the first Annual Meeting of Stockholders when the Company is Exempt from Section 2115 of the California Corporations Code:

                 (A) The Board of Directors of the corporation shall divide the directors into three classes, as nearly equal in number as reasonably possible with the term of office of the first class to expire at the 1998 annual meeting of stockholders or any special meeting in lieu thereof (or the next consecutive annual meeting of stockholders when the Company is Exempt from Section 2115 of the California Corporations Code), the term of office of the second class to expire at the 1999 annual meeting of stockholders or any special meeting in lieu thereof (or the next consecutive annual meeting of stockholders when the Company is Exempt from Section 2115 of the California Corporations Code) and the term of office of the third class to expire at the 2000 annual meeting of stockholders or any special meeting in lieu thereof (or the next consecutive annual meeting of stockholders when the Company is Exempt from Section 2115 of the California Corporations Code). At each annual meeting of stockholders or special meeting in lieu thereof following such initial classification, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders or special meeting in lieu thereof after their election and until their successors are duly elected and qualified.

                 (B) Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office even though less than a quorum, or by a sole remaining director. In the event of any increase or decrease in the authorized number of directors, (i) each director then serving as such shall nevertheless continue as a director of the class of which he or she is a member until the expiration of his or her current term or his or her prior death, retirement, removal or resignation and (ii) the newly created or eliminated directorships resulting from such increase or decrease shall if reasonably possible be apportioned by the Board of Directors among the three classes of directors so as to ensure that no one class has more than one director more than any other class. To the extent reasonably possible, consistent with the foregoing rule, any newly created directorships shall be added to those classes whose terms of office are to expire at the latest dates following such allocation and newly eliminated directorships shall be subtracted from those classes whose terms of office are to expire at the earliest dates following such allocation, unless otherwise provided for from time to time by resolution adopted by a majority of the directors then in office, although less than a quorum. In the event of a vacancy in the Board of Directors, the remaining directors, except as otherwise provided by law, may exercise the powers of the full Board of Directors until the vacancy is filled. Notwithstanding the foregoing provisions of this Article XI, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation, or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

     (C) There shall be no right with respect to shares of stock of the corporation to cumulate votes in the election of directors.

         The foregoing Amended and Restated Certificate of Incorporation has been duly adopted by the stockholders of the corporation in accordance with the provisions of Sections 242 and 245 of the General Corporate Law of the State of Delaware, as amended.


                               Signature Page Follows

         IN WITNESS WHEREOF, the undersigned have executed this certificate on March ___, 1997.

                                        ________________________________________
                                        Jeffrey W. Dunn, President and Chief
                                        Executive Officer


                                        ________________________________________
                                        Michael W. Hall, Secretary

         The undersigned certify under penalty of perjury that they have read the foregoing Amended and Restated Certificate of Incorporation and know the contents thereof, and that the statements therein are true.

         Executed at San Jose, California on March ___, 1997.


                                        _______________________________________
                                        Jeffrey W. Dunn, President and
                                        Chief Executive Officer


                                        _______________________________________
                                        Michael W. Hall, Secretary